THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON RESALE AND MAY NOT BE RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

No. of Shares: 150,000	Warrant No. ________

Warrant to Purchase Common Stock

of

Preferred Apartment Communities, Inc.

WARRANT

Dated: [              ], 2011

This certifies that INTERNATIONAL ASSETS ADVISORY, LLC (“IAA”) or any of its permitted transferees (IAA or any such permitted transferee is sometimes herein called the “Holder”) is entitled to purchase from Preferred Apartment Communities, Inc., a Maryland corporation (the “Company”), up to 150,000 shares of common stock (the “Shares”), par value $0.01 per share, of the Company (the “Common Stock ”), at a purchase price of $[       ] per Share, which purchase price is equal to 125% of the gross per Share offering price to the public of the Common Stock in the Company’s initial public offering of Common Stock pursuant to the Company’s Registration Statement on Form S-11 (333-168407) filed with the Securities and Exchange Commission on July 30, 2010, as amended from time to time, subject to adjustment as described below (as so adjusted from time to time, the “Exercise Price”) during the four-year period as more fully set forth in Section 1.

1.             Exercise. The purchase rights represented by this Warrant shall be exercisable at the Exercise Price, and during the period as follows:

(a)                 During the period beginning from the date hereof (the “Issue Date”) to and through [              ], 2011 [NO LESS THAN 180 DAYS AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT], inclusive, the Holder shall have no right to purchase any Shares hereunder.

(b)  At any time and from time to time between [              ], 2011 and [              ], 2015 [FOUR YEARS AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT] (the latter date is also referred to herein as the “Expiration Date”), inclusive, the Holder shall have the right to purchase all or any portion of the Shares at the Exercise Price.

(c)  After the Expiration Date, the Holder shall have no right to purchase all or any portion of the Shares hereunder.

2.             Payment for Shares; Issuance of Certificates; Net Exercise.

(a)  The purchase rights represented by this Warrant may be exercised at any time within the period specified in Section 1(b), in whole or in part, by:  (i) the surrender of this Warrant for cancellation (with the purchase form at the end hereof properly completed and executed) at the principal executive office of the Company as set forth in Section 15 (or such other office or agency of the Company as it may designate by notice to the Holder pursuant to Section 15); and (ii) payment to the Company of the aggregate Exercise Price then in effect for the number of Shares specified in the above-mentioned purchase form, together with applicable stock transfer taxes, if any.  This Warrant shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date this Warrant is surrendered and payment is made in accordance with the foregoing provisions of this Section 2(a), and the person or persons in whose name or names the certificates for the Shares purchased shall be issuable upon such exercise shall become the holder or holders of record of such Shares at that time and date.

(b)  If on the date of any exercise of this Warrant the Shares issuable upon such exercise are not freely resalable without restriction under the Act, the Holder may satisfy its obligation to pay the Exercise Price through a “cashless exercise”, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Shares to be issued to the Holder

Y = the number of Shares with respect to which this Warrant is being exercised

A = the Fair Market Value of one share of Common Stock

B = the Exercise Price

For the purpose of any computation under this Section 2(b), the “Fair Market Value” per share of Common Stock at any date shall be deemed to be the average Closing Price (as defined below) of the Common Stock for the five Trading Days (as defined below)  immediately preceding the date as of which the Fair Market Value is being determined; provided however, that if the shares of Common Stock are not then listed or quoted on any market or exchange, then the Fair Market Value shall be the average of the closing bid prices for the Common Stock on the OTC Bulletin Board, or, if such is not available, the Pink Sheets LLC, or otherwise the average of the closing bid prices for the Common Stock quoted by two market-makers of the Common Stock, or otherwise the Fair Market Value shall be determined in good faith by the Company.  “Trading Day” shall mean any day on which the principal United States securities exchange or trading market on which the shares of Common Stock are listed, quoted or traded (the “Principal Market”) as reported by Bloomberg Financial Markets is open for trading.  “Closing Price” for any Trading Day shall mean the last sale price for the Common Stock on the Principal Market on such Trading Day.

(c)  The certificates for the Shares purchased pursuant to an exercise of this Warrant pursuant to Sections 2(a) or 2(b) shall be delivered to the Holder within a reasonable time, not exceeding ten business days, after the purchase rights represented by this Warrant shall have been so exercised.

(d)  If this Warrant is exercised in part pursuant to Sections 2(a) or 2(b), the Company shall issue, in the name of the Holder, a new Warrant of like tenor (including all substantive provisions hereof) and representing in the aggregate rights to purchase the number of Shares as remain purchasable hereunder at such time after giving effect to such partial exercise.

3.             Transfer.

(a)  This Warrant shall not be sold, assigned, pledged, hypothecated, encumbered or otherwise transferred or disposed of, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Warrant or the Shares purchasable hereunder (each, a “Transfer”), except that a Transfer of this Warrant may be effected to successors by operation of law of the Holder or with the prior consent of the Company.

(b)  Any Transfer of this Warrant that is permitted by Section 3(a) shall be effected by the Holder by (i) executing the transfer form at the end hereof, and (ii) surrendering this Warrant for cancellation at the office or agency of the Company referred to in Section 2, accompanied by (A) a certificate (signed by an officer of the Holder or such other authorized representative reasonably satisfactory to the Company, if the Holder is an entity) stating that such Transfer is permitted under Section 3(a), and (B) an opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that the Shares or this Warrant, as the case may be, may be sold or otherwise transferred without registration under the Securities Act of 1933, as amended (the “Act”).

(c)  Upon any Transfer of this Warrant or any part thereof in accordance with the foregoing provisions of this Section 3, the Company shall issue, in the name or names specified by the Holder (including the Holder), a new Warrant or Warrants of like tenor (including all substantive provisions hereof) and representing in the aggregate rights to purchase the same number of Shares as are purchasable hereunder at such time.

(d)  This Warrant may not be exercised and neither this Warrant nor any of the Shares, nor any interest in either, may be the subject of a Transfer, in whole or in part, except in compliance with applicable United States federal and state securities laws and the terms and conditions hereof.  Each Warrant issued upon a Transfer or in replacement hereof shall bear a legend in substantially the same form as the legend set forth on the first page of this Warrant.  Each certificate for Shares issued upon exercise of this Warrant, unless at the time of exercise such Shares are acquired pursuant to a registration statement that has been declared effective under the Act and applicable blue sky laws, shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. PREFERRED APARTMENT COMMUNITIES, INC. MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT.”

Any certificate for any Shares issued at any time in exchange or substitution for any certificate for any Shares bearing such legend also shall bear such legend unless, in the opinion of counsel for the Company, the Shares represented thereby need no longer be subject to the restriction contained herein.  The provisions of this Section 3(d) shall be binding upon all subsequent holders of certificates for Shares bearing the above legend and all subsequent holders of this Warrant, if any.

(e)  Any attempted Transfer of this Warrant or any part thereof in violation of this Section 3 shall be null and void ab initio.

4.             Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all Shares which may be purchased hereunder will, upon issuance and delivery against payment therefor of the requisite purchase price, be duly and validly issued, fully paid and nonassessable.  The Company further covenants and agrees that, during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient amount of Common Stock to provide for the exercise of this Warrant.

5.             No Voting or Dividend Rights. This Warrant shall not entitle the Holder to any voting rights or any other rights, including without limitation notice of meetings of other actions or receipt of dividends or other distributions, as a stockholder of the Company.

6.             Adjustment of Exercise Price. The Exercise Price in effect at the time and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)  In case the Company shall, while this Warrant remains outstanding and unexpired, (i) declare a dividend or make a distribution on its outstanding Common Stock in Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, or (iv) enter into any transaction whereby the outstanding shares of Common Stock are at any time changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity through reorganization, merger, consolidation, liquidation or recapitalization, then an appropriate adjustment in the number of Shares (or other securities for which such Shares have previously been exchanged or converted) purchasable under this Warrant shall be made and the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization shall be proportionately adjusted so that the Holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares or other securities which, if this Warrant had been exercised by such Holder immediately prior to such date, the Holder would have been entitled to receive upon such dividend, distribution, subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization.  For example, if the Company declares a two-for-one stock subdivision (split) and the Exercise Price hereof immediately prior to such event was $10.00 per Share and the number of Shares issuable upon exercise of this Warrant was 150,000, the adjusted Exercise Price immediately after such event would be $5.00 per Share and the adjusted number of Shares issuable upon exercise of this Warrant would be 300,000.  Any such adjustment shall be made successively whenever any event listed above shall occur.

(b)  Whenever any adjustment shall be made pursuant to Section 6(a), the Company shall promptly make a certificate signed by its Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer or Treasurer, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the adjusted Exercise Price and the adjusted number of shares of Common Stock issuable upon exercise of this Warrant after giving effect to such adjustment, and shall promptly cause copies of such certificates to be sent to the Holder, and shall cause a certified copy thereof to be mailed to the Company's transfer agent, if any.  The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(c)  If at any time, as a result of an adjustment made pursuant to the provisions of this Section 6, the Holder thereafter shall become entitled to receive upon exercise of this Warrant any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(a).

7.             Unenforceability.  The invalidity or unenforceability of any section, paragraph or provision of this Warrant shall not affect the validity or enforceability of any other section, paragraph or provision hereof.  If any section, paragraph or provision of this Warrant is for any reason determined to be invalid or unenforceable, or is determined to be in conflict with Section 5110(f)(2)(H) or 5110(g)(1) of the Rules of the Financial Industry Regulatory Authority (“FINRA”), there shall be deemed to be made such changes as are necessary to make it valid and enforceable.

8.             FINRA Compliance.  This Warrant is intended to comply with all provisions of Section 5110(f)(2)(H) and 5110(g)(1) of the Rules of FINRA.

9.             Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

(b)  Each of the parties hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Warrant or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Warrant (any such claim being a “Covered Claim”), shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and the appropriate appellate courts therefrom (the “Chancery Court”), and in no other court; provided, however, that if the Chancery Court lacks subject matter jurisdiction over a Covered Claim, such claim shall be heard and determined exclusively in another state or federal court sitting in the State of Delaware and the appropriate appellate courts therefrom (an “Other Delaware Court”).  Each of the parties expressly agrees and acknowledges that the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim.  Each of the parties hereby irrevocably submits, generally and unconditionally, to the exclusive personal jurisdiction of the Chancery Court and the Other Delaware Courts in respect of Covered Claims. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c)  The parties each hereby waive all right to trial by jury in any legal proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Warrant.

10.             Binding Effect on Successors. In case of any consolidation of the Company with, or merger of the Company into, any other entity, or in case of any sale or conveyance of all or substantially all the assets of the Company other than in connection with a plan of complete liquidation of the Company at any time prior to the Expiration Date, then the Company shall give written notice of consolidation, merger, sale or conveyance to the Holder and, from and after the effective time of such consolidation, merger, sale or conveyance, this Warrant shall represent, upon exercise, only the right to receive the consideration that would have been issuable in respect of the Shares purchasable under this Warrant in such consolidation, merger, sale or conveyance had this Warrant been exercised in full immediately prior to such effective time, and the Holder shall have no further rights under this Warrant other than the right to receive such consideration.

11.             Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

12.           Lost Warrant. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of this Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

13.           Headings. The headings of the several sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

14.           Modification and Waiver. This Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

15.           Notices.  Any notice or other communication required or contemplated by this Warrant shall be deemed to have been duly given if transmitted by registered or certified mail, return receipt requested, or nationally recognized overnight delivery service, to the Company at its principal executive office located at One Overton Park, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, Attention:  Leonard A. Silverstein, or to the Holder at the name and address set forth in the Warrant Register maintained by the Company.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first written above.

PREFERRED APARTMENT COMMUNITIES, INC.

By:
Name:
Title:

Acknowledged and Agreed to as of the date first written above:

INTERNATIONAL ASSETS ADVISORY, LLC

By:
Name:
Title:

PURCHASE FORM

(To be signed only upon exercise of the foregoing Warrant)

The undersigned, the holder of the foregoing Warrant, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder, _____________ shares(the “Purchased Shares”) of Common Stock, par value $0.01 per share, of Preferred Apartment Communities, Inc., for an Exercise Price (as defined in the foregoing Warrant) and which Exercise Price currently is $____ per Share, and either:

☐  tenders herewith payment of the aggregate Exercise Price in respect of the Purchased Shares in full, in the amount of $_________; or

☐  elects pursuant to Section 2(b) of such Warrant to convert such Warrant into Common Stock on a cashless exercise basis; and

☐ requests that the certificates for the Purchased Shares issued in the name(s) of, and delivered to _________________, whose address(es) is (are):

Dated: _________________

By:

Address

Social Security or other identifying Number:

TRANSFER FORM

(To be signed only upon transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto ______________________________ the right to purchase Shares as defined in, and represented by, the foregoing Warrant to the extent of __________ Shares, and appoints _________________________ attorney to transfer such rights on the books of Preferred Apartment Communities, Inc., with full power of substitution in the premises.

Dated: __________________________

By:

Address

In the presence of: